Exhibit 10(n)(ii)

Amendment No. 1 to Dealer Agreement dated as of November 9, 1999, between Arrow Electronics, Inc. and J.P. Morgan Securities LLC (f.k.a. Chase Securities Inc.), Merrill Lynch, Pierce, Fenner & Smith Incorporated (f.k.a. Bank of America Securities LLC), Goldman, Sachs & Co. and Morgan Stanley & Co. LLC (f.k.a. Morgan Stanley & Co. Incorporated)

Dated as of October 11, 2011

This amendment (“Amendment No. 1”) sets forth the understandings between Arrow Electronics, Inc. (the “Issuer”) and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC (collectively, the “Dealers”), parties to an agreement, dated as of November 9, 1999 (the “Dealer Agreement”), pursuant to which the Issuer appointed the Dealers as dealers of certain short-term promissory notes (the “Notes”) of the Issuer. The purpose of this letter is to set forth the following amendments to the Dealer Agreement:

1.
All references to the “Issuing and Paying Agency Agreement” within the Dealer Agreement shall be deemed to refer to the Issuing and Paying Agency Agreement, dated as of October __, 2011, between the Issuer and JPMorgan Chase Bank, National Association, as Issuing and Paying Agent, and all references to “The Chase Manhattan Bank” and the “Issuing and Paying Agent” within the Dealer Agreement shall be deemed to refer to JPMorgan Chase Bank, National Association.

2.	The following Section 7.9 is hereby added to the Dealer Agreement and made fully a part thereof:

7.9    The Issuer acknowledges and agrees that (i) the purchase and sale of the Notes pursuant to this Agreement is an arm's-length commercial transaction between the Issuer, on the one hand, and the Dealers, on the other, (ii) in connection therewith and with the process leading to such transaction the Dealers are acting solely as principals and not the agents or fiduciaries of the Issuer, (iii) no Dealer has assumed an advisory or fiduciary responsibility in favor of the Issuer with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether a Dealer has advised or is currently advising the Issuer on other matters) or any other obligation to the Issuer except the obligations expressly set forth in this Agreement and (iv) the Issuer has consulted its own legal and financial advisors to the extent it deemed appropriate. The Issuer agrees that it will not claim that any Dealer has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Issuer, in connection with such transaction or the process leading thereto.

Except as amended by this Amendment No. 1, the Dealer Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date and year first above written.

Arrow Electronics, Inc., as Issuer

By: /s/ Michael J. Taunton                                         Name: Michael J. Taunton
Title: V.P. and Treasurer

J.P. Morgan Securities LLC, as Dealer

By: /s/ Johanna C. Foley                                         Name: Johanna C. Foley
Title: Executive Director

Merrill Lynch, Pierce, Fenner & Smith
Incorporated, as Dealer

By: /s/ Robert J. Little
Name: Robert J. Little
Title: Managing Director

Goldman, Sachs & Co., as Dealer

By: /s/ Susan Dowling                                         Name: Susan Dowling
Title: Authorized Signatory

Morgan Stanley & Co. LLC, as Dealer

By: /s/ Yury Slyz                                             Name: Yury Slyz
Title: Executive Director